Bank of South Carolina Corporation
P.O. Box 538
Charleston, SC 29402

CONTACT:	William L. Hiott, Jr.
TELEPHONE:	(843) 724-1500
DATE:	January 17, 2008

FOR USE: IMMEDIATE

NEWS RELEASE

FOR IMMEDIATE RELEASE

Bank of South Carolina Corporation Announces Earnings for 2007

CHARLESTON, S.C., Jan. 17 /PRNewswire-FirstCall/ -- The Board of Directors of Bank of South Carolina Corporation, (Nasdaq: BKSC) the parent company for The Bank of South Carolina, on January 17, 2008, announced earnings for the year ended December 31, 2007, of $3,831,244 or $.97 per share, a decrease of 2.47% over 2006 earnings of $3,928,263 or $1.01 per share. Fourth quarter earnings of $893,906 or $.23 per share were down 12.55% from fourth quarter 2006 earnings of $1,022,245 or $.26 per share, following the trends of the final three quarters of 2007. Our returns on average assets and average equity for the year were 1.62% and 15.42%, respectively, and compare with 2006 returns on average assets and average equity 1.69% and 17.20%, respectively.

Hugh C. Lane Jr., the Corporation’s President and CEO stated, “Each economic cycle has its own challenges and opportunities. However, we go into 2008 with good earnings, strong liquidity, capital and asset quality, which will give us the capacity to respond to good business development opportunities. We have never owned mortgage-backed securities, and have no exposure to the sub-prime market or other distressed debt instruments. The last three quarters of 2007 were a challenge with the lack of loan demand, concern over the real estate market, and the disruption and losses in the financial markets. Our primary focus in 2008 will be watching asset quality and emphasizing business development.”

The Bank of South Carolina, a De Novo Charter, which opened in 1987 at 256 Meeting Street, has offices in Summerville, Mt. Pleasant, and the West Ashley community. It is also available on its website at www.banksc.com. Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol “BKSC”. Market makers for the stock for Bank of South Carolina Corporation are: Alternate Display Facility, Archipelago Stock Exchange, Automated Trading Desk, Citadel Derivative Group, LLC, Citigroup Global Markets, Inc., Hill, Thompson, Magid and Company, Howe Barnes Investments, Hudson Securities, Inc., JJB Hilliard WL Lyons, Knight Equity Markets, LP, Merrill Lynch, Monroe Securities Inc., Morgan Keegan & Company, Inc., Nasdaq Execution Services, LLC, Sandler O’Neill & Partners, Scott & Stringfellow, Inc., Stern, Agee & Leach, Inc., Susquehanna Financial Group, LLLP, Susquehanna Financial Group and USB Securities, LLC.

Bank of South Carolina
Corporation (BKSC)
Report of Earnings

	December 31, 2007	December 31, 2006

Shares Outstanding
BKSC Common Stock	3,953,984	3,929,908

Book Value Per Share	6.50	6.02

Total Assets	$225,128,586	$243,472,740

Quarter Ending

Net Income	$893,906	$1,022,245

Basic Earnings Per Share	$.23	$.26

Diluted Earnings Per Share	$.23	$.26

Weighted Average Shares Outstanding Basic	3,953,899	3,923,069

Weighted Average Shares Outstanding Diluted	3,975,395	3,977,107

Bank of South Carolina
Corporation (BKSC)
Report of Earnings

Twelve Months Ended	December 31, 2007	December 31, 2006

Net Income	$3,831,244	$3,928,263

Basic Earnings Per Share	$.97	$1.01

Diluted Earnings Per Share	$.96	$1.00

Weighted Average Shares Outstanding Basic	3,943,067	3,900,707

Weighted Average Shares Outstanding Diluted	3,971,349	3,945,928